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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 4, 2004

DRESSER, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-60778	75-2795365
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15455 Dallas Parkway, Suite 1100
Addison, Texas 75001
(Address of principal executive offices) (zip code)

(972) 361-9800
(Registrant's Telephone Number, Including Area Code)

Item 2.    Acquisition or Disposition of Assets

        On June 4, 2004, DEG Italia, S.p.A., an Italian subsidiary of Dresser, Inc. (referred to in this document as "we", "our" or "us") acquired the distribution business of Nuovo Pignone, S.p.A., a subsidiary of General Electric Company, for approximately $170 million in cash. In addition, we incurred approximately $1.5 million of direct acquisition costs. The purchased business includes the retail fueling operation, comprised of gasoline, liquefied petroleum gas and compressed natural gas dispenser products and services, and a gas meters operation that manufactures and markets certain natural gas meters. To finance the cash consideration related to this acquisition, we obtained additional Tranche C term loan borrowings under our existing senior secured credit facility in the amount of $175 million, which included $3.2 million in capitalized financing fees. This amendment No. 1 to our Form 8-K filed on June 18, 2004, provides audited financial statements of the Nuovo Pignone distribution business we acquired ("Nuovo Pignone Distribution") as of December 31, 2003 and 2002 and for the three years ended December 31, 2003, unaudited financial statements as of and for the three months ended March 31, 2004 and 2003, and unaudited pro forma financial statements.

Item 7.    Financial Statements and Exhibits

  (a)
  Financial statements of businesses acquired.

        Reference is made to the Table of Contents for the audited financial statements of Nuovo Pignone Distribution as of December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002 and 2001 and the unaudited financial statements as of and for the three months ended March 31, 2004 and 2003.

  (b)
  Pro forma financial statements

        We are providing the accompanying unaudited pro forma condensed combined financial statements which give effect to the acquisition of Nuovo Pignone Distribution from a subsidiary of General Electric Company in accordance with the purchase method of accounting for business combinations, based upon the assumptions and adjustments described in the accompanying notes. The purchase accounting adjustments reflect the fair values of the net assets acquired and liabilities assumed. The pro forma condensed combined balance sheet has been prepared as if the combination occurred on March 31, 2004. The pro forma condensed combined statements of operations for the three months ended March 31, 2004 and for the year ended December 31, 2003 have been prepared as if we completed the transaction as of January 1, 2003.

        The unaudited pro forma condensed combined financial statements are not necessarily indicative of our consolidated financial position or results of operations that might have occurred had the transactions been completed as of that date, nor do they necessarily indicate our consolidated operating results and financial position for any future period.

        We are in the process of obtaining third party valuations for certain assets and assessing certain liabilities and income taxes attributed to the transaction. We expect to complete our assessment by the end of 2004. The results of these valuations may impact our preliminary allocation of the purchase price. In addition, the purchase and sale agreement we entered into related to the acquisition of Nuovo Pignone Distribution allows for a post-closing adjustment period of no more than 165 days after the closing date to calculate and finalize any net working capital adjustments. While the allocation of the purchase price may be impacted by the results of the net working capital calculation and other valuation analysis, we do not believe any resulting adjustments will have a material impact on the purchase price allocation or on the Company as a whole.

        Basis of Presentation—The unaudited pro forma condensed combined financial statements and financial information is based upon the audited financial statements of Dresser Inc. included in our Annual Report on Form 10-K for the year ended December 31, 2003, the audited financial statements of Nuovo Pignone Distribution for the year ended December 31, 2003 included elsewhere herein, the unaudited financial statements of Dresser, Inc. for the three months ended March 31, 2004 included in our report on Form 10-Q and the unaudited financial statements of Nuovo Pignone Distribution for the three months ended March 31, 2004 included elsewhere herein.

Unaudited Pro Forma Condensed Combined Balance Sheet
as of March 31, 2004

	Historical Dresser, Inc.	Historical Nuovo Pignone(a)	Adjustments for the Nuovo Pignone Acquisition(b)		Pro Forma for the Nuovo Pignone Acquisition
	(in millions)
Current assets:
Cash and cash equivalents	$106.3	—	$1.8	(c)	$108.1
Restricted cash	0.5	—	—		0.5
Receivables, net	286.1	60.9	—		347.0
Inventories	296.1	31.1	3.5	(b)	330.7
Other current assets	16.2	7.9	(7.2	)(b)	16.9

Total current assets	705.2	99.9	(1.9)		803.2
Property, plant and equipment	213.0	7.8	14.3	(b)	235.1
Goodwill, deferred taxes and other intangible assets	314.8	14.5	87.9	(b)	417.2
Other assets	131.3	2.7	0.5	(b)(c)	134.5

Total assets	$1,364.3	$124.9	$100.8		$1,590.0

Current liabilities:
Accounts and notes payable	$180.1	$38.1	—		$218.2
Short-term debt, including current maturities	7.9	—	—		7.9
Payroll and other compensation	45.6	—	—		45.6
Accrued expenses	157.6	5.5	2.5	(b)	165.6

Total current liabilities	$391.2	43.6	2.5		437.3
Pension and other retiree benefit obligations	350.9	3.9	(0.8	)(b)	354.0
Long-term debt, net of current maturities	918.9	—	175.0	(c)	1,093.9
Other liabilities	25.2	—	—		25.2

Total liabilities	1,686.2	47.5	176.7		1,910.4
Commitments and contingencies
Minority interest	0.3	—	—		0.3
Mandatorily redeemable common stock of Dresser, Ltd	12.9	—	—		12.9

Total shareholders' (deficit) equity	(335.1)	77.4	(75.9	)(b)	(333.6)

Total liabilities, minority interest, mandatorily redeemable common stock and shareholders' deficit	$1,364.3	$124.9	$100.8		$1,590.0

See accompanying notes to unaudited pro forma balance sheet.

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

(a)
This column represents the historical balance sheet of the Nuovo Pignone Distribution purchased by Dresser. The historical balance sheet was prepared in Euros and converted to U.S. dollars using the applicable foreign exchange rate of 1.2349 at March 31, 2004.

(b)
These adjustments reflect the application of the principles of purchase accounting to record the acquisition of Nuovo Pignone distribution for $170 million in cash and approximately $1.5 million in direct acquisition costs. We have preliminarily allocated the purchase price to the assets acquired and liabilities assumed based upon the estimated fair values as of the acquisition date. We have determined the existence of certain patents, trademarks, trade names and other intangible assets and have assessed a preliminary value of approximately $13.7 million. We are in the process of obtaining third party valuations for certain assets and assessing certain liabilities and income taxes attributed to the transaction. We expect to complete our assessment by the end of 2004. The results of these valuations may impact our preliminary allocation of the purchase price. In addition, the purchase and sale agreement we entered into related to the acquisition of Nuovo Pignone Distribution allows for a post-closing adjustment period of no more than 165 days after the closing date to calculate and finalize any net working capital adjustments. While the allocation of the purchase price may be impacted by the results of the net working capital calculation and other valuation analysis, we do not believe any resulting adjustments will have a material impact on the purchase price allocation or on the Company as a whole.

  The following table presents the preliminary allocation of the $170 million purchase price (dollars in millions):

	Historical Nuovo Pignone	Fair Value Adjustment	Adjusted Balance Sheet
Accounts receivable	$60.9	$—	$60.9
Inventory	31.1	3.5	34.6
Other current assets	7.9	(7.2)	0.7
Property, plant and equipment	7.8	14.3	22.1
Goodwill, deferred taxes and other intangible assets	14.5	87.9	102.4
Other assets	2.7	(2.7)	—

Fair value of assets acquired	$124.9	$95.8	$220.7

Accounts payable	$38.1	$—	$38.1
Accrued expenses	5.5	2.5	8.0
Employee benefits	3.9	(0.8)	3.1

Fair value of liabilities assumed	$47.5	$1.7	$49.2

Cash paid for acquisition, including direct acquisition costs of $1.5 million			$171.5

  Adjustments to the purchase price include 1) a write-up of inventory, property, plant and equipment and intangible assets to their fair values, 2) the write-off of historical goodwill and deferred tax assets of Nuovo Pignone Distribution, 3) accruals related to acquisition costs and expected legal claims, 4) the adjustment of employee benefits to fair value, and 5) an assessment of deferred tax assets and liabilities.

  (c)
  This adjustment reflects the additional Tranche C term loan borrowings under our existing senior secured credit facility in the amount of $175 million. We estimated financing fees would be $5.0 million, which were included in the borrowings from our Tranche C term loan. Actual financing fees were $3.2 million and we received $171.8 million in cash, of which $170.0 million was used to fund the acquisition.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2004

	Historical Dresser, Inc.	Historical Nuovo Pignone(a)	Adjustments for the Nuovo Pignone Acquisition(b)		Pro Forma for the Nuovo Pignone Acquisition
	(in millions)
Revenues	$436.3	$34.5	—		$470.8
Cost of revenues	311.9	27.7	—		339.6

Gross profit	124.4	6.8			131.2
Selling, engineering, administrative and general expenses	104.7	4.8	1.3(c	)(d)	110.8

Operating income	19.7	2.0	(1.3)		20.4
Equity in earnings of unconsolidated subsidiaries	0.9	—	—		0.9
Other (income) expense:
Interest expense	(36.0)	(0.4)	(1.8	)(e)(f)	(38.2)
Interest income	0.3	—	—		0.3
Other income (expense), net	(0.2)	—	—		(0.2)

Income (loss) before income taxes	(15.3)	1.6	(3.1)		(16.8)
Provision for income taxes	(3.2)	(0.8)	1.1(g	)	(2.9)

Loss before minority interest in income of consolidated subsidiaries.	(18.5)	0.8	(2.0)		(19.7)
Minority owner's share of consolidated subsidiaries	0.1	—	—		0.1

Net income (loss)	$(18.4)	$0.8	$(2.0)		$(19.6)

See accompanying notes to unaudited pro forma statements of operations.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2003

	Historical Dresser, Inc.	Historical Nuovo Pignone(a)	Adjustments for the Nuovo Pignone Acquisition(b)		Pro Forma for the Nuovo Pignone Acquisition
	(in millions)
Revenues	$1,657.0	$151.4			$1,808.4
Cost of revenues	1,223.8	115.7	3.5(h	)	1,343.0

Gross profit	433.2	35.7	(3.5)		465.4
Selling, engineering, administrative and general expenses	384.6	23.2	5.3(c	)(d)	413.1

Operating income	48.6	12.5	(8.8)		52.3
Equity in earnings of unconsolidated subsidiaries	0.9	—	—		0.9
Other (income) expense:
Interest expense	(85.8)	(1.8)	(7.0	)(e)(f)	(94.6)
Interest income	2.9	—	—		2.9
Other income (expense), net	3.2	(0.5)	—		2.7

Income (loss) before income taxes	(30.2)	10.2	(15.8)		(35.8)
Provision for income taxes	(14.5)	(5.1)	5.4(g	)	(14.2)

Net income (loss)	$(44.7)	$5.1	$(10.4)		$(50.0)

See accompanying notes to unaudited pro forma statements of operations.

NOTES TO UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS

  (a)
  This column represents the historical statement of operations of Nuovo Pignone Distribution purchased by Dresser. The historical statements of operations were prepared in Euros and converted to U.S. dollars using the applicable twelve month average foreign exchange rate of 1.1319 for the year ending December 31, 2003, and the applicable three month average foreign exchange rate of 1.2508 for the three months ending March 31, 2004.

  (b)
  We are in the process of obtaining third party valuations for certain assets and assessing certain liabilities and income taxes attributed to the transaction. We expect to complete our assessment by the end of 2004. The results of these valuations may impact our preliminary allocation of the purchase price. In addition, the purchase and sale agreement we entered into related to the acquisition of Nuovo Pignone Distribution allows for a post-closing adjustment period of no more than 165 days after the closing date to calculate and finalize any net working capital adjustments. While the allocation of the purchase price may be impacted by the results of the net working capital calculation and other valuation analysis, we do not believe any resulting adjustments will have a material impact on the purchase price allocation or on the Company as a whole.

  (c)
  This adjustment records depreciation expense associated with the preliminary allocation of the purchase price assigned to Nuovo Pignone Distribution's property, plant and equipment, which we will depreciate on a straight line basis over the remaining useful lives of the assets, which approximate 12 years. The amount of the adjustment is $1.2 million for the year ended December 31, 2003 and $0.3 million for the three months ended March 31, 2004.

  (d)
  This adjustment records amortization of intangible assets based on our preliminary valuation of those assets. We estimate the useful lives to range from one and a half years to ten years. The amount of the adjustment is $4.1 million for the year ended December 31, 2003 and $1.0 million for the three months ended March 31, 2004.

  (e)
  This adjustment records the increase in interest expense due to additional borrowings of $175 million of Tranche C term loan borrowings under our existing senior secured credit facility, which was used to fund our acquisition of Nuovo Pignone Distribution. The amount was calculated based on the interest rate on our Tranche C term loan under our existing senior secured credit facility at March 31, 2004, which was 3.62%. The amount of the adjustment is $6.3 million for the year ended December 31, 2003 and $1.6 million for the three months ended March 31, 2004. A change in the rate of 0.125% would impact our annual results of operations by approximately $0.2 million.

  (f)
  This adjustment records amortization of capitalized financing fees associated with additional Tranche C term loan borrowings under our existing senior secured credit facility. The capitalized financing fees were $3.2 million and will be amortized to interest expense through the first quarter of 2009, or approximately $0.2 million per quarter. The amount of the adjustment is $0.7 million for the year ended December 31, 2003 and $0.2 million for the three months ended March 31, 2004.

  (g)
  This adjustment reflects the tax effect of the pro forma adjustments based on the Italian statutory rate of 34%.

  (h)
  This adjustment records amortization of a step-up in inventory of $3.5 million. The adjustment is amortized over four months and is reflected in the pro forma statement of operations for the year ended December 31, 2003.

Report of Independent Public Accounting Firm

The Board of Directors of
Nuovo Pignone S.p.A.

        We have audited the accompanying balance sheets of Nuovo Pignone Distribution, a division of Nuovo Pignone S.p.A. (the "Division"), as of December 31, 2003, 2002 and 2001, and the related statements of income, invested equity and comprehensive income, and cash flows for the years then ended. These financial statements are the responsibility of the management of Nuovo Pignone S.p.A.. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Division as of December 31, 2003, 2002 and 2001, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG SpA
June 29, 2004 Florence, Italy

NUOVO PIGNONE DISTRIBUTION
(A division of Nuovo Pignone S.p.A.)

Balance Sheets

December 31, 2003, 2002 and 2001

(in thousands of Euro)

	2003	2002	2001
Assets
Current assets:
Trade accounts receivable, less allowance for doubtful accounts of € 5,559 in 2003, € 4,761 in 2002 and € 3,951 in 2001 (note 2)	53,729	63,614	57,907
Inventories (note 3)	23,489	21,459	20,537
Deferred tax assets (note 14)	6,119	7,902	6,180
Other current assets (note 4)	631	1,563	492

Total current assets	83,968	94,538	85,116
Investments in affiliated companies (note 5)	1	1	1
Property, plant and equipment, net (note 6)	6,651	6,716	5,929
Goodwill (note 7)	11,744	11,744	11,650
Intangible assets (note 8)	85	127	160
Deferred tax assets (note 14)	2,144	1,367	1,861

Total assets	104,593	114,493	104,717

Liabilities and Invested Equity
Current liabilities:
Trade accounts payable	30,950	46,010	40,744
Due to affiliated companies (note 10)	1,599	2,060	5,240
Warranty reserve (note 11)	933	1,080	936
Accrued expenses and other current liabilities (notes 9 and 12)	4,746	3,848	2,873

Total current liabilities	38,228	52,998	49,793
Employee benefits (note 1(l))	3,119	3,117	2,883

Total liabilities	41,347	56,115	52,676
Invested equity (note 1(b) and 10)	63,246	58,378	52,041
Commitments and contingencies (note 12)	—	—	—

Total liabilities and invested equity	104,593	114,493	104,717

See accompanying notes to the financial statements.

NUOVO PIGNONE DISTRIBUTION
(A division of Nuovo Pignone S.p.A.)

Statements of Income

Years ended December 31, 2003, 2002 and 2001

(in thousands of Euro)

	2003	2002	2001
Revenues (note 13)
Sale of goods	96,349	87,246	91,960
Sale of services	37,397	46,762	34,414

Total revenues	133,746	134,008	126,374
Cost of goods and services (note 13)
Cost of goods sold	70,851	63,393	61,738
Cost of services sold	31,351	39,710	30,362

Total cost of goods and services	102,202	103,103	92,100
Gross profit (note 13)	31,544	30,905	34,274
Selling, general, and administrative expenses	(20,478)	(22,106)	(19,233)

Operating income	11,066	8,799	15,041
Other income (expense)
Loss on sale of receivables (note 2)	(864)	(488)	(545)
Foreign exchange gains and losses (note 1(e))	499	1,024	81
Other expense	(88)	(74)	(371)
Interest expense (notes 1(b) and 2)	(1,567)	(2,140)	(2,373)

Income before income taxes and accounting changes	9,046	7,121	11,833
Income tax expense (note 14)	(4,497)	(4,160)	(5,581)

Income before accounting changes	4,549	2,961	6,252
Cumulative effect of accounting changes (note 1(e))	—	—	(27)
Net income	4,549	2,961	6,225

See accompanying notes to the financial statements.

NUOVO PIGNONE DISTRIBUTION

(A division of Nuovo Pignone S.p.A.)

Statements of Changes in Invested Equity and Comprehensive Income

Years ended December 31, 2003, 2002 and 2001

(in thousands of Euro)

Balance of January 1, 2001	49,584
Net Payments to Nuovo Pignone S.p.A. (note 1(b))	(3,768)
Net income	6,225

Balance at December 31, 2001	52,041
Net receipts from Nuovo Pignone S.p.A. (note 1(b))	3,376
Net income	2,961

Balance at December 31, 2002	58,378
Net receipts from Nuovo Pignone S.p.A. (note 1(b))	319
Net income	4,549

Balance at December 31, 2003	63,246

See accompanying notes to the financial statements.

NUOVO PIGNONE DISTRIBUTION

(A division of Nuovo Pignone S.p.A.)

Statements of Cash Flows

Years ended December 31, 2003, 2002 and 2001

(in thousands of Euro)

	2003	2002	2001
Net income	4,549	2,961	6,225
Adjustments to reconcile net income to net cash provided by operating activities:
Cumulative effect of accounting changes	—	—	27
Depreciation and amortization	1,577	1,464	2,069
Increase in allowance for doubtful accounts	814	1,562	530
Decrease (increase) in trade accounts receivable	9,071	(7,269)	(14,768)
Increase in inventories	(2,030)	(922)	(5,160)
Decrease (increase) in other current assets	932	(1,072)	22
(Decrease) increase in trade accounts payable	(15,060)	5,266	14,120
Increase (decrease) in due to affiliates	379	(1,804)	2,686
Increase in accrued expenses and other current liabilities	898	976	247
(Decrease) increase in warranty reserve	(147)	144	(104)
Increase (decrease) in employee benefits	2	234	(36)
Decrease (increase) is deferred tax assets	1,006	(1,227)	(1,840)

Net cash provided by operating activities	1,991	313	4,018

Cash flows used in investing activities:
Net increase in property, plant and equipment	(1,470)	(2,313)	(1,679)
Payments for business purchased	—	—	(899)

Net cash used in investing activities	(1,470)	(2,313)	(2,578)

Cash flows from financing activities:
Net (decrease) increase in secured borrowings from GE Capital Funding	(840)	(1,376)	2,328
Net receipts from (payments to) Nuovo Pignone S.p.A.	319	3,376	(3,768)

Net cash (used in) provided by financing activities	(521)	2,000	(1,440)
Net increase (decrease) in cash and cash equivalents	—	—	—
Cash and cash equivalents at beginning of year	—	—	—

Cash and cash equivalents at end of year	—	—	—

Interest paid	—	—	—
Taxes paid	—	—	—

See accompanying notes to the financial statements.

NUOVO PIGNONE DISTRIBUTION

(A division of Nuovo Pignone S.p.A.)

Notes to Financial Statements

December 31, 2003, 2002 and 2001

(in thousands of Euro, except as otherwise indicated)

1. Summary of Significant Accounting Policies and Practices

(a) Description of Business

        Nuovo Pignone Distribution (the "Division") is a division of Nuovo Pignone S.p.A. ("NP"), an Italian wholly owned subsidiary of General Electric Co. ("GE"). It operates in the GE Oil & Gas business, a division of the General Electric Energy segment ("GE Energy"). The Division has two segments: automotive; which produces and distributes gasoline, liquefied petroleum gas ("LPG") and compressed natural gas ("CNG") fuel distribution systems and related after-market field and product services, and residential; which supplies residential gas meters.

        The production operations of both segments are located at Talamona, Italy. After-sales service units operate principally from Rimini, Italy, and a sales office is located at San Donato, Milan, Italy. Customers are mainly distributors of gasoline, LPG and CNG in the automotive segment, and public utilities in the residential segment. Customers of the Division are located in Italy (64% of revenues), Europe (19%) and Asia (17%).

(b) Basis of Presentation

        On June 4, 2004 NP executed a Purchase and Sale Agreement ("PSA") with DEG Italia S.p.A. (the "Buyer"), a subsidiary of Dresser Inc. ("Dresser") and sold substantially all assets and liabilities of the Division. Certain limited assets and liabilities were excluded from the sale.

        The Division has no separate legal status and the financial statements have been derived from the financial statements and accounting records of NP, prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") for consolidation in the financial statements of GE. Management believes the assumptions underlying the financial statements are reasonable. However, the financial statements included herein may not necessarily reflect the Division's results of operations, financial position and cash flows in the future, or what its results of operations, financial position and cash flows would have been had the Division operated as a stand-alone entity during the periods presented. In addition, the Division has no history of operating as an independent entity, may be unable to make changes necessary to operate as a stand-alone entity, or may incur different costs as a stand-alone entity that may cause the Division's profitability to change.

        The Division's financial statements include allocations of certain expenses incurred on its behalf by NP, as well as a portion of common expenses incurred by GE Energy and GE on behalf of all subsidiaries. Such allocations of common expenses are based on various factors considered by management to best represent the costs for the respective subsidiaries and divisions. The allocated expenses from NP, GE Energy and GE primarily relate to administrative expenses, customer service support in remote geographical areas, and information technology, and amounted to € 6,307 thousand, € 6,830 thousand and € 6,719 thousand in 2003, 2002 and 2001, respectively. For purposes of these financial statements, it is assumed that these expenses were incurred directly by the Division and would be deductible in calculating its hypothetical tax liability. The Division's management believes the amount of these allocations is a reasonable representation of the services performed and benefited by the Division.

        NP uses a centralized approach to cash management and to finance its operations. Cash deposits from most divisions of NP are transferred to NP on a regular basis and are netted with a cash pooling mechanism centralized in a primary Italian financial institution. Therefore, to the extent not funded through operations of the Division, NP funded the Division's activities. NP does not specifically distinguish payments to or costs incurred on behalf of the Division as contributed capital or receivables from the Division, but rather consider all such amounts, including retained earnings of the Division, as invested equity. As a result, none of NP's cash, cash equivalents or debt at the corporate level have been allocated to the Division in the financial statements. Although NP does not charge interest to the Division, these financial statements include an estimate of interest calculated on the average net amount of invested equity, with such interest being reflected as expense in the Division's statements of income. The interest rates applied in 2003, 2002 and 2001 are 2.54%, 3.59% and 4.67%, respectively, which are consistent with those incurred by NP in the periods in its cash pool transactions. The net assets balances used to calculate interest expense do not necessarily reflect the level of indebtedness the Division would have incurred as a stand-alone entity. The Division believes these are reasonable estimates of the cost of financing the Division's assets and operations in the past. However, the Division may not be able to obtain financing at interest rates similar to those used for the interest expense calculation. Accordingly, the Division's interest expense on a stand-alone basis may be higher than that reflected in the financial statements.

        The Division's results of operations are included in the income tax return of NP. Income tax expense in the financial statements has been calculated on an "as if" separate tax return basis.

(c) Trade Accounts Receivable

        Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Division's best estimate of the amount of probable credit losses in the Division's existing accounts receivable. Management determines the allowance based on historical write-off experience by industry and national economic data. Past due balances over € 250 thousand are reviewed individually for collectibility.

        Trade receivables are subject to a factoring agreement (the "Agreement") between NP and GE Capital Funding S.r.l, a company under control of GE, under which NP sold receivables to GE Capital Funding S.r.l., both on a "non-recourse" and "recourse" basis. The transfer of receivables sold without recourse is accounted for as a sale under Financial Accounting Standards Board ("FASB") Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Receivables sold with recourse are not derecognized at the time of sale, as the transaction is accounted for as a secured borrowing.

        The loss resulting from the sale without recourse of receivables is recorded as other expense, while the difference between carrying amount of receivables sold with recourse and proceeds received by the Division is recorded as interest expense using the effective interest rate method over the term of the collection period.

(d) Inventories

        Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method for all inventories. The valuation of inventories includes the direct costs of materials, labor and normal applied overhead costs which includes variable and fixed indirect overheads attributable to production.

(e) Foreign Currency Transactions, Derivative Instruments and Hedging Activities

        The functional currency of the Division is the Euro. Transactions denominated in foreign currencies are recorded at the exchange rate ruling on the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated at the exchange rate ruling at year-end, and the foreign exchange gains or losses arising from translation are recorded in the income statement.

        Forward contracts are used to hedge foreign exchange risks arising from sales in foreign currencies. The Division hedges approximately 70% of its projected foreign currency exposure, on a quarterly basis.

        At January 1, 2001 FASB Statement No. 133, Accounting for Derivative Instruments and Certain Hedging Activities, was adopted. Statement 133, as amended, requires that all derivative instruments be recorded on the balance sheet at their respective fair values; as these derivative instruments do not meet the hedge criteria prescribed by Statement 133, adjustments to fair value at each reporting date are recorded in the statement of income. The cumulative effect of adopting this accounting change at January 1, 2001 follows:

	Net Income	Invested Equity
Adjustment to fair value of derivative financial instruments	(42)	(42)
Income tax effects	15	15

Total	(27)	(27)

        The cumulative effect on net income and invested equity is attributable to marking to market forward contracts used to hedge foreign exchange risks.

(f) Property, Plant and Equipment

        Property, plant and equipment are recorded at purchase or construction cost. Assets already held at the date of the acquisition of NP by GE in 1994 are recorded at their fair value determined at the time of acquisition. There are no plant and equipment assets held under capital leases.

        Depreciation on plant and equipment is calculated on the straight-line method over the estimated useful lives of the assets. The estimated useful life of buildings is 26 to 33 years, while machinery and equipment is 4 to 10 years. Leasehold improvements are amortized straight line over the shorter of the lease term or estimated useful life of the asset. Total depreciation and amortization for the years ended December 31, 2003, 2002 and 2001 was € 1,577 thousand, € 1,464 thousand and € 2,069 thousand, respectively, of which approximately 88% was recorded in inventory and 12% was recorded in selling, general, and administrative expense each year.

        Gains and losses on disposal of fixed assets are recorded within "Selling, general and administrative expenses" in the Statement of Income.

(g) Goodwill and Other Intangible Assets

        Goodwill represents the excess of costs over fair value of the net assets of the businesses acquired. The provisions of FASB Statement No. 142, Goodwill and Other Intangible Assets, were adopted as of January 1, 2002. Pursuant to Statement 142, goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually and more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset's fair value. This determination is made at the reporting unit level and consists of two steps. First, the Division determines the fair values of its two reporting units and compares them to their carrying amount. Second, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit's goodwill over the implied fair value of the goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with FASB Statement No. 141, Business Combinations. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. The Division tested goodwill for impairment, using the required reporting unit basis, as of January 1, 2002, December 31, 2002 and December 31, 2003. No impairment charge was recorded at the time of adoption of Statement No. 142 or in subsequent periods.

        Prior to the adoption of Statement No. 142, goodwill was amortized over a 40 year period, on a straight-line basis. Where events and circumstances indicated that the carrying amount of goodwill was not recoverable, it was assessed for impairment and, if impaired, a loss recognized in accordance with FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. No impairment charge was recognized in the periods prior to the adoption of Statement No. 142.

        In March 2003 NP purchased from its parent company, Nuovo Pignone Holding S.p.A. ("NPH"), certain patents used in the ordinary course of business by the Division. The purchase price of these patents was € 3,122 thousand; however, as this transfer was carried out between companies under common control, patents have been recorded at the historical cost of the seller, which is Euro nil. As a result of this transaction, the Division ceased paying royalties to NPH for the use of its intellectual property in March 2003. These royalties amounted to 1% of revenues, and are included in the financial statements, up to the date of purchase of the patents, as selling, general and administrative expenses.

(h) Other Assets

        Other assets consist of derivatives used for hedging purposes and prepaid income taxes on the employees' statutory retirement benefits, related to the Division's employees.

(i) Research and Development and Advertising

        Research and development and advertising costs are expensed as incurred. Research and development costs, included in selling, general and administrative expenses, amounted to € 1,307 thousand, € 1,061 thousand and € 805 thousand in 2003, 2002 and 2001, respectively. Advertising costs amounted to € 386 thousand, € 542 thousand and € 429 thousand in 2003, 2002 and 2001, respectively.

(j) Income Taxes

        The Division's results of operations are included in the income tax return of NP. Income tax expense in the financial statements has been calculated on an "as if" separate tax return basis. The current component of income tax expense is recorded by the Division in the intercompany accounts with NP.

        Deferred tax assets and liabilities are accounted for under the asset and liability method and are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(k) Stock Option Plan

        The employees of the Division participate in GE stock option plans. Prior to 2002, those plans were accounted for under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. No stock based compensation cost was recorded in the prior year's income statement, as all options granted under those plans had an exercise price equal or higher than the market value of the underlying common stock on the grant date. Effective January 1, 2002 the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, were adopted, prospectively for all employee awards granted, modified or settled after January 1, 2002. Awards under the GE plans vest over periods ranging from one to five years. Accordingly, the cost related to stock-based employee compensation included in the determination of net income for 2003, 2002 and 2001 is less than that which would have been recognized if the fair value based method had been applied to all awards since the original effective date of Statement 123.

        The following table illustrates the effect on net income if the fair value based method had been applied to all outstanding and unvested awards in each period:

	Year ended December 31
	2003	2002	2001
Net income, as reported	4,549	2,961	6,225
Add: stock-based employee compensation expense included in reported net income	24	7	—
Deduct: total stock-based employee compensation expense determined under the fair-value-based method for all awards	(64)	(53)	(42)

Pro forma net income	4,509	2,915	6,183

(l) Pension and Other Postretirement Plans

        The Division's employees are entitled to a statutory leaving benefit upon retirement or termination of employment. The benefit is based on years of service, and is calculated by law based on a percentage of annual salary and increased annually by interest credits based on the official inflation index in Italy. The full undiscounted amount of the employees' vested benefits is accrued. There is no funding requirement associated with this liability and the plan is currently unfunded.

(m) Fair Value of Financial Instruments

        The Division's financial instruments consist principally of accounts receivable, accounts payable and accrued expenses. The carrying amounts approximate fair value because of the short-term maturity of these instruments. Derivative instruments are recorded at fair value as more fully described in note 1(e). Fair value of derivative instruments is estimated by obtaining quotes from GE Treasury, which determines fair value through observable market prices, and in some cases discounted cash flow techniques. Fair value is based on the estimate of the cost to terminate the contracts.

(n) Comprehensive Income

        Comprehensive income consists of net income only and is presented in the Statement of Changes in Invested Equity and Comprehensive Income.

(o) Earnings per Share

        Historical earnings per share data has not been presented because the Division did not operate as a separate legal entity with its own legal structure and has no class of common stock outstanding.

(p) Use of Estimates

        The preparation of the financial statements requires management to make a number of estimates and assumptions, in addition to those mentioned in note 1(b), relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods. Significant items subject to such estimates and assumptions include the carrying amount of property, plant and equipment and intangibles; valuation of allowances for receivables, inventories and deferred income tax assets; valuation of derivative instruments, valuation of the warranty provision and environmental liabilities. Actual results could differ from those estimates.

(q) Impairment of Long-Lived Assets

        The Division adopted FASB Statement No. 144, Impairment or Disposal of Long-Lived Assets, on January 1, 2002, which requires that long-lived assets subject to depreciation or amortization, such as property, plant and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset.

        Prior to the adoption of FASB Statement No. 144, the Division accounted for long-lived assets in accordance with FASB Statement No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.

(r) Revenue Recognition

        The terms of sales of products or services of the Division are agreed contractually with the relevant customers. The Division recognizes revenues for products when delivered and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable.

        The terms governing the delivery and transfer of title are stated in the individual sales contracts. The normal commercial terms applied by the Division are to transfer title of fuel dispensers and gas meters within Europe upon delivery to the customer. For sales outside Europe, the transfer of title normally occurs Ex-Works or Free on Board. However, as each contract is individually negotiated with the customer, delivery and title transfer terms could vary from those stated above for individual contracts. Revenues from services relate to maintenance and upgrade services to fuel dispensers. As the vast majority of these services are outsourced to third party vendors, revenues and costs from services are recognized upon receipt from the customer of the certification of completion of performance by the third party vendors.

        Revenues denominated in foreign currencies are recorded at the exchange rate ruling on the date of the transaction.

(s) Commitments and Contingencies

        Liabilities for loss contingencies, including environmental remediation costs not within the scope of FASB Statement No. 143, Accounting for Asset Retirement Obligations, arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

        The Division accrues for losses associated with such environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environment remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable.

(t) Recently Issued and Adopted Accounting Standards

        In December 2003, the FASB issued FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46, Consolidation of Variable Interest Entities, which was issued in January 2003. Adoption of FIN 46R is not expected to have any material effect on the Division's financial statements.

        In May 2003, the FASB issued Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. Statement 150 clarifies the accounting for certain financial instruments with characteristics of both liabilities and equity and requires that those instruments be classified as liabilities in statements of financial position. Previously, many of those financial instruments were classified as equity. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. On November 7, 2003, FASB Staff Position 150-3 was issued, which indefinitely deferred the effective date of Statement 150 for certain mandatory redeemable non-controlling interests. As the Division does not have any of these financial instruments, the adoption of Statement 150 did not have any effect on the Division's financial statements.

        In December 2002, FASB Statement No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123, was issued. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, Statement 148 amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements. Disclosures required by this standard are included in the notes to these financial statements.

2. Trade Accounts Receivable

        Receivables sold without recourse in 2003, 2002 and 2001 pursuant to the Agreement amounted to € 28,318 thousand, € 15,985 thousand and € 17,868 thousand, respectively; of these, € 9,728 thousand, € 549 thousand and € 5,483 thousand had not yet been collected by GE Capital Funding S.r.l. at December 31, 2003, 2002 and 2001, respectively. Receivables sold with recourse in 2003, 2002 and 2001 pursuant to the Agreement amounted to € 860 thousand, € 6,191 thousand and € 12,982 thousand, respectively; of these, € 470 thousand, € 1,310 thousand and € 2,686 thousand had not yet been collected by GE Capital Funding S.r.l. at December 31, 2003, 2002 and 2001, respectively.

        The following table summarizes the changes in the allowance for doubtful accounts:

	2003	2002	2001
Balance as of January 1	4,761	3,951	3,422
Additions	814	1,562	529
Write-downs charged against the allowance	(16)	(752)	—

Balance as of December 31	5,559	4,761	3,951

3. Inventories

        Inventories consist of the following:

	As of December 31
	2003	2002	2001
Raw materials	1,199	1,274	1,062
Work in process	10,869	7,850	9,306
Finished goods	11,421	12,335	10,169

Total inventories	23,489	21,459	20,537

        During 2003, the Division destroyed, and deducted for tax purposes, approximately € 538 thousand of obsolete inventories, which had been written off in previous years; no inventory was destroyed in 2002 and 2001.

        Included within finished goods at 31 December 2003, 2002 and 2001 was inventory with a net value of € 140 thousand, € 140 thousand and € 7 thousand, respectively, held on consignment by a customer for demonstration.

4. Other Current Assets

        Other current assets consist of the following:

	As of December 31
	2003	2002	2001
Fair value of derivative financial instruments	144	1,002	—
Prepaid income taxes on employees' retirement reserve	487	561	492

Total other current assets	631	1,563	492

5. Investments in Affiliated Companies

        The Division has a 3.85% investment in Valtel and a 7.70% investment in NGV System, both of which are accounted for using the equity method of accounting.

        Valtel is a cooperative association formed between businesses in the region to negotiate improved tariffs for the purchase of electricity from the regional supplier, Edison.

        NGV System is a trade association formed with the objective of the promotion of Natural Gas fuel. Members partake in discussion at the local and European level with regard to legislation affecting the use of Natural Gas as a fuel, and the administrative costs of the association are covered by members subscriptions.

        Under Italian Law, these types of associations are similar to limited liability companies, and accordingly members liability is limited even in the event of insolvency.

        Summarized unaudited combined financial information for all equity method affiliates is as follows:

	2003	2002	2001
Combined operating results
Revenues	108	137	115
Operating (loss) income	(1)	4	(11)

Net (loss) income	(1)	3	(10)

Combined financial position
Current assets	111	74	63
Non-current assets	2	3	11

Total assets	113	77	74

Current liabilities	61	24	24
Non-current liabilities	—	—	—
Stockholders' equity	52	53	50

Total liabilities and stockholders' equity	113	77	74

6. Property, Plant and Equipment

        Property, plant and equipment consist of the following:

	As of December 31
	2003	2002	2001
Land	672	418	418
Buildings	4,362	4,322	4,189
Machinery and equipment	16,157	15,273	16,273
Leasehold improvements	92	92	—

	21,283	20,105	20,880
Less accumulated depreciation	(14,632)	(13,389)	(14,951)

Total property, plant and equipment, net	6,651	6,716	5,929

        No material gains or losses were recorded by the Division on disposal of fixed assets in the years presented.

7. Goodwill and Business Acquisitions

        Goodwill of € 9,909 thousand relates to the residual balance, pushed down to the Division, of the difference between the purchase cost and the fair value of assets and liabilities of NP at the time of acquisition by GE in 1994. Prior to full adoption of Statement 142, this goodwill was amortized on a straight-line basis over forty years. In addition, goodwill also includes € 1,835 related to the difference between the purchase cost and the fair value of assets and liabilities of Teknos S.p.A., purchased in December 1998 and of Oilman S.r.l., purchased in October 2001. Prior to full adoption of Statement 142, the goodwill attributable to Teknos was amortized on a straight-line basis over its estimated useful life of 10 years, while goodwill related to Oilman S.r.l. was not amortized, in accordance with Statement 142, as the acquisition was completed after June 2001.

        Goodwill amortization included in net income, net of income taxes, in 2001 was € 679 thousand.

	Year ended December 31
	2003	2002	2001
Net income, as reported	4,549	2,961	6,225
Net income, excluding goodwill amortization	4,549	2,961	6,904

        On 31 October 2001, the Division acquired certain assets and liabilities of Oilman S.r.l., an Italian company involved in the maintenance of gasoline dispensers and in the installation, construction and re-fitting of gas stations. The cost of the acquired net assets was € 899 thousand and the acquisition resulted in goodwill of € 258 thousand.

        A summary of the fair value of net assets acquired is as follows:

December 31, 2001
Assets
Current assets	1,528
Property, plant and equipment	81
Goodwill	258
Intangible assets	10

Total assets	1,877

Liabilities
Current liabilities	(821)
Employee benefits	(157)

Total liabilities	(978)

Purchase price	899

        The results of the acquired business have been included in the Statement of Operations of the Division as of November 1, 2001.

        The following table summarizes the pro-forma effects calculated as if the business combination had been completed at the beginning of 2001:

	Year ended December 31 2001
	As reported	Pro-forma Unaudited
Revenues	126,374	134,599
Income before taxes and accounting changes	11,833	11,907
Net income	6,225	6,227

8. Intangible Assets

        Intangible assets are related to software owned by NP and related to the Division's activity. The gross carrying amount is € 342 thousand, which is being amortized on a straight-line basis over a period of five years.

9. Accrued Expenses and Other Current Liabilities

        Other current liabilities consist of the following:

	As of December 31
	2003	2002	2001
Claims and litigation reserves	1,851	1,568	635
Fair value of derivative financial instruments	—	—	44
Environmental liabilities	542	264	349
Accrued withholding taxes and social security contributions	981	878	713
Accrued employees' vacation	774	682	703
Accrued bonus to employees	598	456	429

Total accrued expenses and other current liabilities	4,746	3,848	2,873

        The average number of employees of the Division in 2003, 2002 and 2001 was 261, 254 and 236, respectively.

10. Related-Party Transactions

        In the years ended December 31, 2003, 2002 and 2001 the Division received certain selling, general, administrative and cash management services from NP, GE Energy and GE as described in note 1(b). In addition, in the years ended December 31, 2003, 2002 and 2001 the Division purchased goods and received services from certain GE subsidiaries.

        The following table summarizes these related party transactions and the related balances at year-end.

	GE Capital Funding S.r.l.	Other GE subsidiaries
2003
Costs of goods and services purchased	—	516
Loss on sales of receivables and interest expense	885	—
Trade payables at December 31	—	269
Secured borrowing	470	—
Other	860	—
2002
Costs of goods and services purchased	—	602
Loss on sales of receivables and interest expense	642	—
Trade payables at December 31	—	182
Secured borrowing	1,310	—
Other	568	—
2001
Costs of goods and services purchased	—	1,556
Loss on sales of receivables and interest expense	870	—
Trade payables at December 31	218	—
Secured borrowing	2,686	—
Other	2,336	—

        Other includes payments by customers into NP's bank account, to be transferred to GE Capital Funding S.r.l., and related to accounts receivable sold without recourse.

11. Warranties

        The Division offers an average 12-month warranty period on its products. Management estimates the contingencies for warranty based on past experience, historical and statistical data, as well as specific facts and circumstances related to particular products or contracts.

        The following table summarizes the changes in the product warranty liability:

	2003	2002	2001
Balance as of January 1	1,080	936	1,040
Payments made (in cash or in kind)	(1,715)	(1,537)	(1,513)
Accruals	1,568	1,681	1,409

Balance as of December 31	933	1,080	936

12. Commitments and Contingencies

Legal Proceedings

        The Division did not exist as a separate legal entity during the periods presented, and therefore, has not been a party to any legal proceedings. In the ordinary course of the Division's business, NP has been involved to various claims and legal actions. During 2003, a long-standing legal dispute with a competitor was resolved by arbitration, and the arbitrator found in favor of the competitor in the amount of € 1,851 thousand. While NP is in the process of appealing this judgment, the full amount of the payment obligation has been accrued and included in "Accrued expenses and other current liabilities" on the balance sheet.

        In 2004 NP received a letter from another competitor, requesting certain royalty payments due to the alleged infringement by NP of the competitor's patents relating to the vapor recovery system that is part of a fuel dispenser. Based on the advice of counsel, management is confident that there is a significant amount of "prior art" technology and other relevant facts and legal arguments to effectively contest the request for royalties payments made by such competitor, and accordingly, no amount has been accrued in these financial statements.

        In the opinion of management, the ultimate resolution of these legal matters will not have a material adverse effect on the Division's financial position, results of operations, or liquidity in the future.

Environmental Remediation Costs

        During 2003, NP engaged an environmental consultant to perform an assessment of environmental contingencies related to the Talamona and Rimini plants; the environmental report identified concentration of minerals in ground water slightly above the allowed threshold values, and identified a limited area of contaminated soil. NP has communicated to the relevant authorities the results of such assessment and a plan for remediation. Utilizing the remediation plan developed by the environmental consultant, management developed an estimate of future cash payments resulting from the remediation activities.

        The total estimated cost is € 265 thousand. The undiscounted amount has been accrued since it represents management's best estimate of the cost, but the timing and the amount of the related payments are not considered to be fixed and reliably determinable. No other sites requiring environmental remediation have been identified or cited by authorities.

        NP also developed, in prior years, a plan, following a Health and Safety recommendation by GE, to replace Ethernite (an asbestos containing material) utilized in the lining of the Talamona plant roof. Although Ethernite is not considered toxic and therefore no remediation would be required by law, management believes it has a constructive obligation, and accordingly, has accrued a liability of € 277 thousand.

13. Segment Information

        The Division operates in two reportable segments; automotive and residential. The automotive segment includes revenues related to fuel dispensers, LPG and CNG dispensers, and related spare parts and after market service; the residential segment includes revenues related to gas meters.

	2003				2002				2001
	Aut.	Res.	Unal.	Total	Aut.	Res.	Unal.	Total	Aut.	Res.	Unal.	Total
Revenues	119,559	14,187	—	133,746	119,805	1?,208	—	134,008	108,712	17,662	—	126,374

Gross profit	27,481	4,063	—	31,544	26,019	9,886	—	30,905	27,403	6,871	—	34,274

Accounts receivable	47,952	5,737	—	53,729	57,427	6,187	—	63,614	51,832	6,075	—	57,907
Inventories	19,407	4,082	—	23,489	17,149	6,310	—	21,459	17,356	3,181	—	20,537
Property, plant and equipment	2,061	1,933	2,657	6,651	2,182	2,004	2,530	6,716	1,601	1,800	2,528	5,929
Goodwill	6,170	5,574	—	11,744	6,170	5,574	—	11,744	6,076	5,574	—	11,650
Other assets	—	—	8,980	8,980	—	—	10,960	10,960	—	—	8,694	8,694

Total assets	75,630	17,326	11,637	104,593	82,928	18,075	13,490	114,493	76,865	16,630	11,222	104,717

        Revenues by geographical area are as follows:

	Year ended December 31
	2003	2002	2001
Revenues
Italy	85,052	95,575	97,853
Europe	25,955	20,511	11,686
Other	22,739	17,922	16,835

Total Revenues	133,746	134,008	126,374

        All assets of the Division are located in Italy.

14. Income Taxes

        NP is subject to two income taxes: (i) IRPEG (corporate income tax) and (ii) IRAP (regional income tax). From January 1, 2004 IRPEG has been replaced by a new corporate income tax, IRES. The IRPEG rate was 36% in 2001 and 2002, and 34% in 2003, after a reduction enacted in December 2002. On December 12, 2003 additional legislation was enacted, which reduced the ordinary corporate income tax rate from 34% to 33%, effective from the fiscal periods beginning January 1, 2004.

        The regional income tax rate is 4.25%. For regional income tax purposes, certain costs such as payroll and financial charges are not considered deductible and, accordingly, in order to quantity deferred taxes, blended rates of 33% or 37.25% have been used at December 31, 2003, depending on whether the related temporary differences would be deductible or not for IRAP purposes.

        Total income tax expense (benefit) for the years ended December 31, 2003, 2002 and 2001 are entirely related to income from continuing operations, and were allocated as follows:

	Current	Deferred	Total
Year ended December 31, 2003	3,491	1,006	4,497

Year ended December 31, 2002	5,388	(1,228)	4,160

Year ended December 31, 2001	7,421	(1,840)	5,581

        Income tax expense in 2003, 2002 and 2001 differed from the amounts computed by applying the Italian income tax rate to income before taxes and cumulative effect of accounting changes, as a result of the following:

	Year ended December 31
	2003	2002	2001
Corporate income tax rate (IRPEG)	34%	36%	36%
Income before income taxes and cumulative effect of accounting changes	9,046	7,121	11,833

Computed "expected" tax expense	3,076	2,564	4,260
Increase in income taxes resulting from:
Adjustment to deferred tax assets for enacted changes in tax laws and rates	229	496	—
Regional income taxes (IRAP)	1,015	906	1,146
Non deductible expenses	177	194	175

	4,497	4,160	5,581

        The significant components of deferred income tax expense (benefit) for the years ended December 31, 2003, 2002 and 2001 are as follows:

	Year ended December 31
	2003	2002	2001
Deferred tax expense (benefit), exclusive of the effects of other components below	777	(1,724)	(1,840)
Adjustment to deferred tax assets for enacted changes in tax laws and rates	229	496	—

	1,006	(1,228)	(1,840)

        The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2003, 2002 and 2001 are presented below.

	As of December 31
	2003		2002		2001
	Current	Non current	Current	Non current	Current	Non current
Deferred tax assets
Allowance for doubtful accounts	1,834	—	1,619	—	1,422	—
Property, plant and equipment	—	1,039	—	1,367	—	1,861
Patents	—	1,105	—	—	—	—
Inventories, basis difference	217	—	427	—	405	—
Accrued bonus	197	—	155	—	154	—
Warranties	348	—	413	—	377	—
Other accrued liabilities	3,523	—	5,288	—	3,822	—

Total deferred tax assets	6,119	2,144	7,902	1,367	6,180	1,861

        The are no temporary differences that give rise to deferred tax liabilities.

        In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences became deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Division will realize the benefits of these deductible temporary differences at December 31, 2003. The amount of deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced.

        All pretax income and income tax expense or benefit are attributable to domestic operations.

15. Stock Option Plan

        The Division's employees participate in stock compensation plans sponsored by GE. The GE stock options expire ten years from the date they are granted and vest over service periods ranging from one to five years. All amounts below are in US dollars, as shares of GE are traded on the New York Stock Exchange. The GE stock options granted, exercised, forfeited and terminated and the related weighted average exercise prices for employees of the Division were as follows for the years ended December 31, 2001, 2002 and 2003:

	Stock Options	Weighted Average Exercise Price
At December 31, 2000	22,425	$32.97

Granted	13,650	$43.78
Exercised	(180)	13.48
Forfeited	—	—
Terminated	—	—

At December 31, 2001	35,895	$37.18

Granted	9,200	$30.45
Exercised	—	—
Forfeited	—	—
Terminated	—	—

At December 31, 2002	45,095	$35.81

Granted	—	—
Exercised	—	—
Forfeited	—	—
Terminated	—	—

Balance at December 31, 2003	45,095	$35.81

        The following table summarizes information about GE stock options outstanding at December 31, 2003:

	Outstanding			Exercisable
Exercise Price Range	Shares	Average Life in years	Average Exercise Price	Shares	Average Exercise Price
$13.48	1,320	2.5	$13.48	1,320	$13.48
$24.08	6,225	4.0	24.08	6,225	24.08
$30.45	9,200	8.7	30.45	1,840	30.45
$35.79-$37.71	12,650	6.1	36.48	8,100	35.79
$42.33-$46.82	15,700	7.0	44.93	8,120	44.90

Total	45,095	6.6	$35.81	25,605	$34.30

        The following table summarizes the weighted average fair value of option grants during each period, calculated based on the Black-Scholes option pricing model, and the related assumptions utilized by management:

	2003	2002	2001
Fair Value per Option	$9.44	$7.73	$12.15
Valuation assumptions
Expected options term (years)	6.0	6.0	6.0
Expected volatility	34.7%	33.7%	30.5%
Expected dividend yield	2.5%	2.7%	1.6%
Risk-free interest rate	3.5%	3.5%	4.9%

        The following table illustrates the effect on net income if the fair value based method had been applied to all outstanding and unvested awards in each period:

	Year ended December 31
	2003	2002	2001
Net income, as reported	4,549	2,961	6225
Add: stock-based employee compensation expense included in reported net income	24	7	—
Deduct: total stock-based employee compensation expense determined under the fair-value-based method for all awards	(64)	(53)	(42)

Pro forma net income	4,509	2,915	6,183

16. Business and Credit Concentrations

        The Division had € 19,279 thousand, € 25,631 thousand and € 20,286 thousand at December 31, 2003, 2002 and 2001, respectively, of trade accounts receivable due from ENI S.p.A. and subsidiaries, the largest customer of the Division in the automotive segment. ENI S.p.A. and its subsidiaries accounted for approximately 27%, 26% and 25% of total revenues of the Division in 2003, 2002 and 2001, respectively. ENI S.p.A. is a large petrochemical company, listed on the Italian Stock Exchange, and a 4.66% minority shareholder, at December 31, 2003, of Nuovo Pignone Holding S.p.A., parent company of NP. ENI S.p.A. is not considered a related party by management, nor is it a principal owner of the Division or of NP.

Nuovo Pignone Distribution

(A division of Nuovo Pignone S.p.A.)

Condensed Balance Sheets

(in thousands of Euro)

	Mar 31, 2004	Dec 31, 2003
	(unaudited)
ASSETS
Current assets:
Trade accounts receivable, less allowance for doubtful accounts of 5,559 in 2004 and 2003	49,344	53,729
Inventories	25,170	23,489
Deferred tax assets	6,119	6,119
Other current assets	236	631

Total current assets	80,869	83,968
Investments in affiliated companies	1	1
Property, plant and equipment:
Land	672	672
Buildings	4,362	4,362
Machinery and equipment	16,157	16,157
Leasehold improvements	92	92

	21,283	21,283
Less accumulated depreciation	(14,981)	(14,632)

Total property, plant and equipment	6,302	6,651
Goodwill	11,744	11,744
Intangible assets	75	85
Deferred tax assets	2,144	2,144

Total assets	101,135	104,593

LIABILITIES AND INVESTED EQUITY
Current liabilities:
Trade accounts payable	28,533	30,950
Due to affiliated companies	282	1,599
Warranty reserve	933	933
Accrued expenses and other current liabilities	3,509	4,746

Total current liabilities	35,332	38,228
Employee benefits	3,119	3,119

Total liabilities	38,451	41,347
Invested equity	62,684	63,246
Commitments and contingencies	0	0

Total liabilities and invested equity	101,135	104,593

Nuovo Pignone Distribution

(A division of Nuovo Pignone S.p.A.)

Statements of Income

(in thousands of Euro)

(unaudited)

	Three Months Ended March 31,
	2004	2003
Revenues	27,552	33,856
Cost of goods and services	22,120	25,696

Gross profit	5,432	8,160
Selling, general, and administrative expenses	3,846	5,300

Operating income	1,586	2,860
Other income
Other expense	(22)	(19)
Interest expense	(358)	(470)

Income before income taxes	1,206	2,371
Income tax expense	600	1,179

Net income	606	1,142

Nuovo Pignone Distribution
(A division of Nuovo Pignone S.p.A.)
Statements of Cash Flow
(in thousands of Euro)
(unaudited)

	Three Months Ended March 31,
	2004	2003
Net income	606	1,192
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	349	350
Increase in allowance for doubtful accounts	0	0
Decrease (increase) in trade accounts receivable	4,385	2,019
Decrease (increase) in inventores	(1,681)	(1,499)
Decrease (increase) in other current assets	395	272
(Decrease) increase in trade accounts payable	(2,417)	(10,237)
(Decrease) increase in due to affiliated	758	2,924
(Decrease) increase in accrued expenses and other current liabilites	(1,237)	(2,711)
(Decrease) increase in employee benefits	0	2
Decrease (increase) in Other	10	12

Net cash provided by operating activities	1,168	(7,676)

Net cash used in investing activities: capital expenditures	0	0
Cash flow from financing activities:
Net receipts from Nuovo Pignone S.p.A.	(1,168)	7,676

Net cash (used in) provided by financing activities	(1,168)	7,676

Net increase (decrease) in cash and cash equivalents	0	0
Cash and cash equivalents at beginning of period	0	0

Cash and cash equivalents at end of period	0	0

Cash paid for:
Interest	0	0
Taxes	0	0

NUOVO PIGNONE DISTRIBUTION
(A division of Nuovo Pignone S.p.A.)
Notes to Financial Statements
(in thousands of Euro)

1.     Organization and Nature of Business

(a)    Description of Business

        Nuovo Pignone Distribution (the "Division") is a division of Nuovo Pignone S.p.A. ("NP"), an Italian wholly owned subsidiary of General Electric Co. ("GE") The Division has two segments: automotive; which produces and distributes gasoline, liquefied petroleum gas and compressed natural gas fuel distribution systems and related after-market field and product services, and residential; which supplies residential gas meters.

        The production operations of both segments are located at Talamona, Italy. After-sales service units operate principally from Rimini, Italy, and a sales office is located at San Donato, Milan, Italy. Customers are mainly distributors of gasoline, LPG and CNG in the automotive segment, and public utilities in the residential segment. Customers of the Division are located in Italy (64% or revenues), Europe (19%) and Asia (17%).

(b)    Basis of Presentation

        On June 4, 2004 NP executed a Purchase and Sale Agreement ("PSA") with DEG Italia S.p.A. (the "Buyer"), a subsidiary of Dresser Inc. ("Dresser") and sold substantially all assets and liabilities of the division. Certain limited assets and liabilities were excluded from the sale.

        The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2004, are not necessarily indicative of the results that may be expected for the year ended December 31, 2004. For further information, refer to the December 31, 2003 financial statements and footnotes thereto included in our Form 8-K/A.

        The Division has no separate legal status and the financial statements have been derived from the financial statements and accounting records of NP, prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP"). Management believes the assumptions underlying the financial statements are reasonable. However, the financial statements included herein may not necessarily reflect the Division's results of operations, financial position and cash flows in the future, or what its results of operations, financial position and cash flows would have been had the Division operated as a stand-alone entity during the periods presented. In addition, the Division has no history of operating as an independent entity, may be unable to make changes necessary to operate as a stand-alone entity, or may incur different costs as a stand-alone entity that may cause the Division's profitability to change.

        The Division's financial statements include allocations of certain expenses incurred on its behalf by NP, as well as a portion of common expenses incurred by GE Energy and GE on behalf of all subsidiaries. Such allocations of common expenses are based on various factors considered by management to best represent the costs for the respective subsidiaries and divisions. The allocated expenses from NP, GE Energy and GE primarily related to administrative expenses, customer service support in remote geographical areas, and information technology, and amounted to approximately €2,075 thousand and €1,575 thousand for the three months ended March 31, 2004 and 2003, respectively. For purposes of these financial statements, it is assumed that these expenses were incurred directly by the Division and would be deductible in calculating its hypothetical tax liability. The Division's management believes the amount of these allocations is a reasonable representation of the services performed and benefited by the Division.

2.     Commitments and Contingencies

Legal Proceedings

        The Division did not exist as a separate legal entity during the periods presented, and therefore, has not been a party to any legal proceedings. In the ordinary course of the Division's business, NP has been involved in various claims and legal actions. During 2003, a long-standing legal dispute with a competitor was resolved by arbitration, and the arbitrator found in favor of the competitor in the amount of €1,851 thousand. While NP is in the process of appealing this judgment, the full amount of the payment obligation has been accrued and included in "Accrued expenses and other current liabilities" on the balance sheet.

        In 2004, NP received a letter from another competitor, requesting certain royalty payments due to the alleged infringement by NP of the competitor's patents relating to the vapor recovery system that is part of a fuel dispenser. Based on the advice of counsel, management is confident that there is a significant amount of "prior art" technology and other relevant facts and legal arguments to effectively contest the request for royalties payments made by such competitor, and accordingly, no amount has been accrued in these financial statements.

        In the opinion of management, the ultimate resolution of these legal matters will not have a material adverse effect on the Division's financial position, results of operations, or liquidity in the future.

Environmental Remediation Costs

        During 2003, NP engaged an environmental consultant to perform an assessment of environmental contingencies related to the Talamona and Rimini plants; the environmental report identified concentration of minerals in ground water slightly above the allowed threshold values, and identified a limited area of contaminated soil. NP has communicated to the relevant authorities the results of such assessment and a plan for remediation. Utilizing the remediation plan developed by the environmental consultant, management developed an estimate of future cash payments resulting from the remediation activities.

        The total estimated cost is €265 thousand. The undiscounted amount has been accrued since it represents management's best estimate of the cost, but the timing and the amount of the related payments are not considered to be fixed and reliably determinable. No other sites requiring environmental remediation have been identified or cited by authorities.

        NP also developed, in prior years, a plan, following a Health and Safety recommendation by GE, to replace Ethernite (an asbestos containing material) utilized in the lining of the Talamona plant roof. Although Ethernite is not considered toxic and therefore no remediation would be required by law, management believes it has a constructive obligation, and accordingly, has accrued a liability of €277 thousand.

SIGNATURES

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DRESSER, INC.
Date: August 11, 2004	By:	/s/ STEVEN G. LAMB Steven G. Lamb Chief Executive Officer and President
/s/ JAMES A. NATTIER James A. Nattier Executive Vice President and Chief Financial Officer
/s/ THOMAS J. KANUK Thomas J. Kanuk Corporate Controller and Chief Accounting Officer

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